Exhibit 99.1

NEWS RELEASE

Contact:         Jason S. Kirsch, APR
(717) 412-6200
jason.kirsch@mymetrobank.com

FOR IMMEDIATE RELEASE

Pennsylvania Commerce Bancorp is Now Metro Bancorp

New NASDAQ Symbol is METR

HARRISBURG, Pa. (June 15, 2009) — Pennsylvania Commerce Bancorp Inc. today announced that the company is now operating under the name Metro Bancorp Inc.

Metro Bancorp, parent company of Metro Bank (formerly Commerce Bank/Harrisburg), is a regional financial services retailer based in Harrisburg, Pa. The company, listed on the NASDAQ Global Select Market, now trades under the stock ticker symbol METR.

Metro Bank offers all of the conveniences, products and services for which Commerce Bank/Harrisburg was known including:

•	Open 7 Days
•	Open Early, Open Late
•	Free Checking
•	Free Instant-Issue Visa® Debit Card
•	Free Visa® Gift Card
•	24/7 Live Customer Service
•	Free Online Banking and Bill Pay

Pennsylvania Commerce Bancorp changed its name to Metro Bancorp because its license to use the Commerce Bank brand and red “C” logo, granted by Commerce Bancorp Inc. (now TD Bank), is expiring. Pennsylvania Commerce Bancorp and Commerce Bank/Harrisburg were not affiliates of TD Bank.

The bank, which opened its first location in Camp Hill, Pa., in 1985, pioneered industry-changing conveniences including seven-day branch banking, free personal checking, free coin counting and use of a prototype store design.

On November 10, 2008, Pennsylvania Commerce Bancorp entered into a definitive agreement to acquire Philadelphia-based Republic First Bancorp Inc. in a tax-free all stock transaction. The combined organization will have total assets exceeding $3 billion and a network of 45 stores in Central Pennsylvania, Metro Philadelphia and Southern New Jersey. The merger is expected to close in the third quarter of 2009, subject to regulatory approval.

About Metro Bank

Metro Bank is a financial services retailer with 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York. Headquartered in Harrisburg, the bank’s services include seven-day banking, free checking, free instant-issue Visa debit card, free coin-counting machines, free online banking and 24/7 live customer service. The bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services. For more information, visit Metro Bank’s web site at mymetrobank.com.

About Republic First Bank

Republic First Bank is a full-service, state-chartered commercial bank with assets of $1 billion. The bank provides diversified financial products through its 12 offices located in Abington, Ardmore, Bala Cynwyd, Plymouth Meeting, Media and Philadelphia, Pennsylvania; and Voorhees, New Jersey.

FORWARD LOOKING STATEMENTS

This news release contains forward-looking statements about Metro Bancorp and Republic First Bancorp and the proposed transaction between the companies. There are several factors – many beyond the parties’ control – that could cause actual results to differ significantly from expectations described in the forward-looking statements. Forward-looking statements speak only as of the date they are made and the companies do not undertake any obligation to update them to reflect changes that occur after that date. For a discussion of factors that may cause actual results to differ from expectations, refer to each company’s filings with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

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